Exhibit 10.41(A)

CONSULTING AGREEMENT

This Consulting Agreement [“Agreement”] is made by and between Charles J. Hogarty [“Hogarty”] and Keystone Automotive Industries, Inc. [“Company”] [sometimes jointly referred to as “the Parties”] this 15th day of September 2003.

WHEREAS, Hogarty has been employed by Company, most recently as its President, for over 40 years and has served as a member of its Board of Directors since 1987; and

WHEREAS, Hogarty has decided to retire as the President of Company effective September 1, 2004 (“Retirement Date”); and

WHEREAS, the Company desires to retain the services of Hogarty pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants established herein, the parties agree as follows:

1. Retirement. The Parties agree that, as of the Retirement Date, Hogarty’s employment with Company shall terminate and neither Hogarty nor Company shall have any further rights or obligations to each other, except as set forth in this Agreement, in any stock option agreements or pursuant to employee benefit plans to which the Company and Hogarty are parties. Thereafter, Hogarty will become a consultant to Company, as described herein.

2. Consulting. (a) From time to time as described below, at the direction of the Company, Hogarty agrees to consult with the Company with respect to industry trade association maters, insurance companies, investor relations and other matters relating to the Company’s operations, as specifically requested.

Hogarty’s services will include, but not be limited to, the following:

(i) With respect to industry trade associations, Hogarty will attend meetings on behalf of the Company and will seek an officer or Board position with the Automotive Body Parts Association.

(ii) With respect to insurance companies, Hogarty will attend industry seminars where utilization of aftermarket crash parts is to be a topic and Hogarty will seek, if possible, to be a presenter or seminar leader.

(iii) With the assistance of the Company’s public relations firm, Hogarty may author articles of interest or in support of current issues relating to the use of aftermarket parts by the collision industry.

(iv) Hogarty will attend meetings or presentations made by the Company to insurance companies or major customers.

(b) Hogarty will serve under the direction of the Company’s Chief Executive Officer and all assignments hereunder will be at the specific direction of the CEO. In addition to the above, Hogarty can be requested to perform such other reasonable functions and duties, consistent with his stature in the industry and his former position with the Company prior to retirement, as the CEO may specifically request.

(c) With respect to assignments requiring Hogarty to travel outside the Pomona area, the Company will use its best efforts to give Hogarty two weeks advance notice.

3. Compensation. (a) Hogarty shall be paid $16,667 per month payable on the first day of each month, plus all reasonable and customary documented expenses incurred by Hogarty in complying with the terms of this Agreement.

(b) In providing services hereunder, Hogarty shall be paid $3,000 per day or any part thereof, once he has provided services to the Company aggregating sixty days. A day’s service shall be deemed to have occurred if Hogarty spends four hours or more on Company assignments within a 24 hour period. Partial days may be cumulated. Hogarty shall provide the Company with a monthly summary of time spent each day with a brief description of the assignment.

(c) The Company agrees to pay Hogarty’s COBRA payments to continue the medical coverage for Hogarty and his wife as provided by the Company to its employees prior to his retirement and until they both reach age 65. Changes in medical coverage for all Keystone employees shall result in a change in coverage available for Hogarty and his wife on a concurrent basis.

(d) Hogarty shall be deemed an independent contractor under this Agreement and no withholding or other taxes will be deducted from compensation paid hereunder. Hogarty agrees to pay all federal and state taxes due with respect payments received by him hereunder.

4. Term. This Agreement shall commence on September 1, 2004 and terminate on August 31, 2006, unless extended by mutual agreement.

5. Termination. (a) This Agreement shall terminate prior to the expiration of its term upon the happening of any of the following events:

(i) the mutual agreement of the Company and the Hogarty;

(ii) the death of the Hogarty;

(iii) at the Company’s option if, in the reasonable judgment of the Company, Hogarty has become so physically or mentally disabled as to be incapable of substantially performing his duties hereunder and Hogarty has failed to perform such duties because of such disability for a period of twelve (12) weeks in any twelve (12) month period;

(iv) at the Company’s option, in the event of (A) a material breach of this Agreement by reason of the Hogarty’s continued and willful failure or refusal to substantially perform his duties in accordance with this Agreement or (B) the conviction of the Hogarty (x) of a felony or (y) of a misdemeanor involving financial impropriety; provided, however, that no termination shall occur under clause A unless the Hogarty first shall have received written notice specifying the acts or omissions alleged to constitute such breach and, if such breach can be corrected, it continues for thirty (30) days after the Hogarty receives written notice;

(v) at the Hogarty’s option, in the event of a material breach of this Agreement by the Company.

(b) In the event this Agreement is terminated, whether at the expiration of the term or prior thereto as set forth above, neither the Company nor the Hogarty shall have any remaining duties or obligations hereunder, except that (A) in the event of a termination under subsections (i), (ii), (iii) or (iv) above, the Company shall pay to Hogarty, or his estate, such compensation as is due pursuant to Section 3(a) and (b), prorated through the date of termination (the “Termination Date”) and (B) in the event of a termination under subsection (v) above, the Company will pay to Hogarty the remainder of his salary under Section 3(a) until the end of the term of the Agreement. In the event of a termination under subsection (iv) above, the Company’s obligation to make COBRA payments under Section 3(c) shall terminate at the Termination Date.

6. Exclusivity. During the term of this Agreement, Hogarty shall not directly or indirectly, whether for compensation or otherwise render any services of any kind whatsoever to any person or entity engaged in any aspect of the collision replacement parts industry without the written consent of the Company.

7. Hogarty Covenants. Hogarty hereby resigns as the President of Company and as a director and from all offices he may hold with all subsidiaries of Company effective the Retirement Date.

8. Non-Disparagement. The Parties agree to refrain from defaming, disparaging, or otherwise criticizing one another or taking action detrimental to the other.

9. Assignment. Hogarty’s rights and obligations under this Agreement may not be transferred to any other person or entity.

10. Governing Law and Venue. This Agreement will be construed and interpreted in accordance with the substantive and procedural laws of the State of California and federal law (where appropriate), and any dispute arising hereunder shall be venued in the courts of the State of California, County of Los Angeles, which shall have jurisdiction of any such dispute.

11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to Hogarty’s retirement and engagement as a consultant. Hogarty affirmatively states that he has not been given any promises, representations, or inducements to enter into this Agreement, other than those specifically contained in the Agreement itself.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

13. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, the offending provision may be amended to the extent necessary to conform to applicable law, or, if it cannot be so amended without materially altering the intention of the Parties, it shall be severed herefrom. In either event, the remainder of the Agreement shall continue in full force and effect.

14. Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (i) delivered in person, (ii) delivered by confirmed facsimile transmission, (iii) sent by overnight carrier, postage prepaid with return receipt requested, or (iv) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Company, addressed to:

Keystone Automotive Industries, Inc.

700 East Bonita Avenue

Pomona, California 91767

Attention: President

Telecopier No.: (909) 624-9136

If to Hogarty, addressed to:

Charles J. Hogarty

2530 N. Mountain Avenue

Claremont, California 91711

or to any alternate address or recipient whose identity shall have been communicated in writing to the party providing the notice prior to such notice. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next business day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third business day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

15. Declaration of Understanding. The Parties hereto declare that they have had the opportunity to review the terms of this Agreement with counsel of their choice and that the terms of this Agreement are fully understood and agreed to.

16. Attorneys Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party’s expenses, including reasonable attorneys’ fees and costs, incurred in such action.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed on the date stated below.

CHARLES J. HOGARTY

/s/ Charles J. Hogarty

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ James C. Lockwood

Its:	V.P.